Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS $0.73 DILUTED EPS FROM CONTINUING

OPERATIONS, UP 18 PERCENT, AND REVENUE UP 5 PERCENT IN THE SEPTEMBER

QUARTER

Fiscal year 2009 diluted EPS from continuing operations expected to grow in a range of 7 percent to 12 percent

VALLEY FORGE, PA, October 30, 2008 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2008 fourth quarter ended September 30, 2008, total revenue increased 5 percent to $17.2 billion, and diluted earnings per share from continuing operations were $0.73, an 18 percent increase over the previous fiscal year’s fourth quarter.

Fiscal Fourth Quarter Highlights

•	Total revenue of $17.2 billion, up 5 percent.

•	Diluted earnings per share from continuing operations of $0.73, up 18 percent.

•	Pharmaceutical Distribution operating margin of 1.19 percent, up 17 basis points.

•	Cash flow from operations of $514 million.

•	$126 million of share repurchases.

Fiscal Year 2008 Highlights

•	Record total revenue of $70.2 billion, up 7 percent.

•	Record diluted earnings per share from continuing operations of $2.89, including $0.03 in special charges, a 14 percent increase.

•	Pharmaceutical Distribution operating margin of 1.19 percent, up 7 basis points.

•	Cash flow from operations of $737 million; capital expenditures of $137 million.

•	$680 million of share repurchases.

“Our results from continuing operations in the September quarter and fiscal year 2008 reflect exceptional performance and resiliency across our businesses,” said R. David Yost, AmerisourceBergen’s President and Chief Executive Officer. “In a pharmaceutical market where growth was soft by historical standards, our strong performance was based on: above-market revenue growth, an excellent contribution from our PRxO® Generics program, a diverse customer mix, and outstanding expense management. Our working capital management remains exceptional with lower average receivable-days-outstanding and average inventory-days-on-hand. Our balance sheet remains very strong. And looking ahead, our demonstrated discipline in fiscal 2008 will serve us well in fiscal year 2009 as we expect to achieve diluted earnings per share in the range of $3.08 to $3.25, a 7 percent to 12 percent increase over diluted earnings per share from continuing operations in the previous fiscal year.”

Consolidated Results

•

Total Revenue: In the fourth quarter of fiscal 2008, total revenue was $17.2 billion compared to $16.3 billion for the same period last year, a 5 percent increase, reflecting a 6 percent increase in the Pharmaceutical Distribution Segment. For fiscal year 2008 total revenue was $70.2 billion, up 7 percent from the $65.7 billion in the previous fiscal year.

•

Operating Income: Driven by a 23 percent increase in operating income in the Pharmaceutical Distribution Segment, consolidated operating income in the fiscal 2008 fourth quarter increased 15 percent to $202.7 million from $177.0 million in the previous fiscal year’s fourth quarter. In fiscal year 2008’s fourth quarter, special charges, primarily for employee severance, had a $3.0 million negative impact on consolidated operating income, partially offset by a gain of $1.9 million from antitrust litigation settlements. In the previous fiscal year’s fourth quarter, special items had a net positive impact of $7.9 million; a $28 million write-down to market value of tetanus-diphtheria vaccine inventory in the Specialty Group negatively impacted operating income; and PharMerica Long-Term Care (LTC), which was spun off in July 2007, contributed $3.8 million.

For fiscal year 2008, consolidated operating income was up 5 percent from the previous fiscal year to $827.9 million, and included $12.4 million in special charges reflected in facility consolidations, employee severance and other, which were offset in part by a $3.5 million gain from antitrust litigation settlements. In fiscal year 2007, special items were a net benefit of $33.8 million primarily due to the positive impact of antitrust litigation settlements.

•

Tax Rate: The effective tax rate for the fourth quarter of fiscal 2008 was 38.7 percent, compared to 35.4 percent in the previous fiscal year’s fourth quarter. For fiscal year 2008, the effective tax rate was 38.4 percent, which the Company expects will approximate its effective tax rate going forward.

•

Earnings Per Share: In the fourth quarter of fiscal 2008, diluted earnings per share from continuing operations were up 18 percent to $0.73 compared to $0.62 in the previous fiscal year’s fourth quarter. In last fiscal year’s fourth quarter, special items had a $0.03 benefit, PharMerica LTC contributed $0.01, the lower effective tax rate provided a $0.03 benefit, and the tetanus-diphtheria vaccine inventory write-down had a negative impact of $0.10. For fiscal year 2008, diluted earnings per share from continuing operations were $2.89, up 14 percent over last year’s $2.53. Special items had a net negative impact of $0.03 in fiscal 2008 and a net benefit of $0.09 in the previous fiscal year. PharMerica LTC added $0.08 to fiscal year 2007.

•

Shares Outstanding: For the fourth quarter of fiscal year 2008, average diluted shares outstanding were 158.5 million, down 18.4 million shares from the previous fiscal year’s fourth quarter due to share repurchases, net of option exercises. For fiscal year 2008 average diluted shares outstanding were 162.5 million down 25.4 million from the previous fiscal year.

AmerisourceBergen consists of the following two reportable segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation, Specialty Group, Packaging Group and Bellco Health) and Other (which includes PharMerica LTC through July 31, 2007, and excludes PMSI, which has been reclassified to discontinued operations).

Pharmaceutical Distribution Segment Results

•

Total Revenue: In the fourth quarter of fiscal 2008, total revenue of $17.2 billion was a 6 percent increase over the same quarter in the previous fiscal year, due to a 6 percent increase in AmerisourceBergen Drug Corporation revenue, which included 3 percent from Bellco Health, and a 6 percent increase in Specialty Group, which experienced double-digit growth in its non-oncology distribution businesses and 2 percent growth in oncology distribution. Across all of AmerisourceBergen, anemia drugs used in oncology represented approximately 2 percent of total revenues in the fiscal year 2008 fourth quarter, reflecting a decrease of 23 percent compared to the previous year’s fourth quarter and a 14 percent decrease sequentially from the third quarter of fiscal 2008.

•

Gross Profit: As a percentage of total revenue, gross profit increased 16 basis points to 3.06 percent in the fiscal 2008 fourth quarter compared to the same period in the previous year. This margin performance was driven by increased contributions from generic drugs, a $12 million settlement of disputed fees with a supplier in the Specialty Group, and the prior year’s fourth quarter $28 million write-down to market value of tetanus-diphtheria vaccine inventory. The LIFO charge in the fiscal 2008 fourth quarter was $3.4 million compared with a $4.9 million credit in the previous year’s fourth quarter. For the 2008 fiscal year, the LIFO charge was $21 million compared to a $2 million charge last year, reflecting significant increases in brand-name drug price inflation.

•

Operating Expenses: As a percentage of total revenue, operating expenses in the fiscal fourth quarter of 2008 did not change from the same period in the previous fiscal year, due to improved productivity and the benefits of the Company’s cE2 cost management initiative. The improved performance in the fiscal 2008 fourth quarter offset fixed asset write-downs of $5.6 million related to IT assets abandoned as a result of the Company’s Business Transformation Program and $5.3 million of intangible asset write-downs involving certain smaller business units.

•

Operating Income: In the fiscal 2008 fourth quarter, operating income increased a robust 23 percent to $203.7 million compared with the previous year’s fourth quarter due to solid revenue growth, improved gross profit, and strong expense management.

•

Operating Margin: As a percentage of total revenue, the operating margin in the fiscal 2008 fourth quarter was 1.19 percent, a significant 17 basis point increase over the same period in the previous fiscal year. For fiscal year 2008, the operating margin increased an impressive 7 basis points to 1.19 percent, exceeding expectations.

Other Segment Results

•

PMSI: AmerisourceBergen completed the sale of its PMSI workers’ compensation business to H.I.G. Capital, LLC in October 2008. In the fiscal 2008 year and fourth quarter, the Other Segment had no results because the PMSI workers’ compensation business was reclassified as a discontinued operation.

•

PharMerica LTC: In the fourth quarter of fiscal year 2007, PharMerica LTC contributed revenue and operating income of $104.3 million and $3.8 million, respectively. For fiscal year 2007, revenue and operating income from PharMerica LTC contributed $1.0 billion and $25.0 million, respectively.

Fiscal Year 2009 Expectations

“We expect diluted earnings per share for fiscal year 2009 to be in a range of $3.08 to $3.25, which represents an increase of 7 percent to 12 percent over the $2.89 from continuing operations in fiscal 2008,” said Yost. “Key assumptions supporting this diluted earnings per share range are: total revenue growth of between 1 percent and 3 percent, reflecting expected market conditions, our customer mix, and the 3 percent negative impact from the loss on July 1, 2008 of a large retail drug chain; operating margin expansion in the low to mid single digit basis point range; and free cash flow in the range of $460 million to $535 million, which includes capital expenditures in the $140 million range. Also, subject to the approval of our Board of Directors and market conditions, we expect to spend approximately $350 million to repurchase our common shares in fiscal 2009.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Time on October 30, 2008. Participating in the conference call will be: R. David Yost, President and Chief Executive Officer and Michael D. DiCandilo, Executive Vice President, Chief Financial Officer and Chief Operating Officer for AmerisourceBergen Drug Corporation.

To access the live conference call via telephone:

Dial in: (612) 332-0923, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 1:00 p.m. October 30, 2008 until 11:59 p.m. November 6, 2008. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	800-475-6701 from within the U.S., access code: 963753
(320) 365-3844 from outside the U.S., access code: 963753

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $70 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 11,000 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release contains forward-looking statements about AmerisourceBergen’s future business and financial performance, estimates and prospects. These statements are based on our current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer or supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceuticals we distribute, including erythropoiesis-stimulating agents (ESAs) used to treat anemia patients; price inflation in branded pharmaceuticals and price deflation in generics; significant breakdown or interruption of our information technology systems; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; our ability to maintain adequate liquidity and financing sources; continued volatility and further deterioration of the capital markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Our most recent annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports 8-K (which we may revise or supplement in future reports filed to the SEC) provide additional information about these risks, uncertainties and other matters. We do not undertake to update our forward-looking statements.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30, 2008	% of Total Revenue	Three Months Ended September 30, 2007	% of Total Revenue	% Change
Revenue:
Operating revenue	$16,661,922		$15,199,152		10%
Bulk deliveries to customer warehouses	495,924		1,093,327		-55%

Total revenue	17,157,846	100.00%	16,292,479	100.00%	5%

Cost of goods sold	16,630,393		15,790,736		5%

Gross profit	527,453	3.07%	501,743	3.08%	5%

Operating expenses:
Distribution, selling and administrative	303,279	1.77%	311,924	1.91%	-3%
Depreciation and amortization	18,531	0.11%	20,427	0.13%	-9%
Facility consolidations, employee severance and other	2,951	0.02%	(7,582)	-0.05%	N/M

Operating income	202,692	1.18%	176,974	1.09%	15%

Other loss (income)	1,514	0.01%	(954)	-0.01%	N/M

Interest expense, net	13,415	0.08%	7,920	0.05%	69%

Income from continuing operations before income taxes	187,763	1.09%	170,008	1.04%	10%

Income taxes	72,701	0.42%	60,256	0.37%	21%

Income from continuing operations	115,062	0.67%	109,752	0.67%	5%

Loss from discontinued operations, net of tax	(155)		(22,176)

Net income	$114,907		$87,576		31%

Basic earnings per share:
Continuing operations	$0.73		$0.63		16%
Discontinued operations	—		(0.13)

Total	$0.73		$0.50

Diluted earnings per share:
Continuing operations	$0.73		$0.62		18%
Discontinued operations	—		(0.13)
Rounding	—		0.01

Total	$0.73		$0.50

Weighted average common shares outstanding:
Basic	157,011		174,467
Diluted (1)	158,491		176,902

(1)	Includes the dilutive effect of stock options and restricted stock.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Fiscal Year Ended September 30, 2008	% of Total Revenue	Fiscal Year Ended September 30, 2007	% of Total Revenue	% Change
Revenue:
Operating revenue	$67,518,933		$61,266,792		10%
Bulk deliveries to customer warehouses	2,670,800		4,405,280		-39%

Total revenue	70,189,733	100.00%	65,672,072	100.00%	7%

Cost of goods sold	68,142,731		63,453,013		7%

Gross profit	2,047,002	2.92%	2,219,059	3.38%	-8%

Operating expenses:
Distribution, selling and administrative	1,124,683	1.60%	1,343,575	2.05%	-16%
Depreciation and amortization	82,081	0.12%	84,675	0.13%	-3%
Facility consolidations, employee severance and other	12,377	0.02%	2,072	—	N/M

Operating income	827,861	1.18%	788,737	1.20%	5%

Other loss	2,027	—	3,004	—	-33%

Interest expense, net	64,496	0.09%	32,244	0.05%	100%

Income from continuing operations before income taxes	761,338	1.08%	753,489	1.15%	1%

Income taxes	292,274	0.42%	278,686	0.42%	5%

Income from continuing operations	469,064	0.67%	474,803	0.72%	-1%

Loss from discontinued operations, net of tax	(218,505)		(5,636)

Net income	$250,559		$469,167

Basic earnings per share:
Continuing operations	$2.92		$2.56		14%
Discontinued operations	(1.36)		(0.03)

Total	$1.56		$2.53

Diluted earnings per share:
Continuing operations	$2.89		$2.53		14%
Discontinued operations	(1.34)		(0.03)
Rounding	(0.01)		—

Total	$1.54		$2.50

Weighted average common shares outstanding:
Basic	160,642		185,181
Diluted (1)	162,460		187,886

(1)	Includes the dilutive effect of stock options and restricted stock.

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2008	September 30, 2007
ASSETS

Current assets:
Cash and cash equivalents	$878,114	$640,204
Short-term investment securities available-for-sale	—	467,419
Accounts receivable, net	3,415,452	3,415,772
Merchandise inventories	4,211,775	4,097,811
Prepaid expenses and other	55,914	31,828
Assets held for sale	43,691	284,818

Total current assets	8,604,946	8,937,852

Property and equipment, net	552,159	493,647
Other long-term assets	2,995,866	2,878,565

Total assets	$12,152,971	$12,310,064

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,261,765	$6,964,594
Current portion of long-term debt	1,719	476
Other current liabilities	821,531	872,703
Liabilities held for sale	17,759	26,337

Total current liabilities	8,102,774	7,864,110

Long-term debt, less current portion	1,187,412	1,227,077

Other long-term liabilities	152,740	119,157

Stockholders’ equity	2,710,045	3,099,720

Total liabilities and stockholders’ equity	$12,152,971	$12,310,064

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Fiscal Year Ended September 30, 2008	Fiscal Year Ended September 30, 2007
Operating Activities:
Net income	$250,559	$469,167
Loss from discontinued operations	218,505	5,636

Income from continuing operations	469,064	474,803
Adjustments to reconcile income from continuing operations to net cash provided by operating activities	220,419	182,051
Changes in operating assets and liabilities	31,022	551,766

Net cash provided by operating activities - continuing operations	720,505	1,208,620
Net cash provided by (used in) operating activities - discontinued operations	16,564	(716)

Net cash provided by operating activities	737,069	1,207,904

Investing Activities:
Capital expenditures	(137,309)	(111,278)
Cost of acquired companies, net of cash acquired	(169,230)	(86,266)
Proceeds from sales of property and equipment	3,020	8,077
Proceeds from sales of other assets	1,878	5,205
Net short-term investment activity	467,419	(399,579)

Net cash provided by (used in) investing activities - continuing operations	165,778	(583,841)
Net cash used in investing activities - discontinued operations	(2,357)	(90,596)

Net cash provided by (used in) investing activities	163,421	(674,437)

Financing Activities:
Net (repayments) borrowings	(16,396)	101,753
Purchases of common stock	(679,684)	(1,434,385)
Exercises of stock options	84,394	94,620
Cash dividends on common stock	(48,674)	(37,249)
Proceeds from borrowing related to PharMerica Long-Term Care distribution	—	125,000
Deferred financing costs and other	(2,057)	(4,270)

Net cash used in financing activities - continuing operations	(662,417)	(1,154,531)
Net cash used in financing activities - discontinued operations	(163)	—

Net cash used in financing activities	(662,580)	(1,154,531)

Increase (decrease) in cash and cash equivalents	237,910	(621,064)

Cash and cash equivalents at beginning of year	640,204	1,261,268

Cash and cash equivalents at end of year	$878,114	$640,204

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,
Total Revenue	2008	2007	% Change
Pharmaceutical Distribution	$17,157,846	$16,256,986	6%
Other (1)	—	104,278	N/M
Intersegment eliminations	—	(68,785)	N/M

Total revenue	$17,157,846	$16,292,479	5%

	Three Months Ended September 30,
Operating Income	2008	2007	% Change
Pharmaceutical Distribution	$203,737	$165,347	23%
Other (1)	—	3,770	N/M
Facility consolidations, employee severance and other	(2,951)	7,582	N/M
Gain on antitrust litigation settlements	1,906	275	N/M

Operating income	$202,692	$176,974	15%

Percentages of total revenue:

Pharmaceutical Distribution
Gross profit	3.06%	2.90%
Operating expenses	1.88%	1.88%
Operating income	1.19%	1.02%

Other
Gross profit	N/A	29.49%
Operating expenses	N/A	25.88%
Operating income	N/A	3.62%

AmerisourceBergen Corporation
Gross profit	3.07%	3.08%
Operating expenses	1.89%	1.99%
Operating income	1.18%	1.09%

(1)	Other includes the operating results of PharMerica Long-Term Care for the month ended July 31, 2007.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Fiscal Year Ended September 30,
Total Revenue	2008	2007	% Change
Pharmaceutical Distribution	$70,189,733	$65,340,623	7%
Other (1)	—	1,045,663	N/M
Intersegment eliminations	—	(714,214)	N/M

Total revenue	$70,189,733	$65,672,072	7%

	Fiscal Year Ended September 30,
Operating Income	2008	2007	% Change
Pharmaceutical Distribution	$836,747	$729,978	15%
Other (1)	—	24,994	N/M
Facility consolidations, employee severance and other	(12,377)	(2,072)	N/M
Gain on antitrust litigation settlements	3,491	35,837	-90%

Operating income	$827,861	$788,737	5%

Percentages of total revenue:

Pharmaceutical Distribution
Gross profit	2.91%	2.87%
Operating expenses	1.72%	1.75%
Operating income	1.19%	1.12%

Other
Gross profit	N/A	29.37%
Operating expenses	N/A	26.98%
Operating income	N/A	2.39%

AmerisourceBergen Corporation
Gross profit	2.92%	3.38%
Operating expenses	1.74%	2.18%
Operating income	1.18%	1.20%

(1)	Other includes the operating results of PharMerica Long-Term Care for the ten-months ended July 31, 2007.